Exhibit 99.1

CONTACT:

Dee Ann Johnson

Chief Financial Officer and Treasurer

(412) 456-4410

dajohnson@ampcopgh.com

FOR IMMEDIATE RELEASE

CARNEGIE, PA

March 2, 2016

Ampco-Pittsburgh Announces 2015 Earnings

Ampco-Pittsburgh Corporation (NYSE: AP) announces sales for the three and twelve months ended December 31, 2015 of $55,326,000 and $238,480,000, respectively, against $74,587,000 and $272,858,000 for the comparable prior year periods.

Income from operations for the three months ended December 31, 2015 equaled $7,708,000 and included (1) proceeds received from an insurance carrier in rehabilitation of approximately $14,000,000 and (2) costs incurred related to potential acquisitions of approximately $3,000,000. Income from operations for the twelve months ended December 31, 2015 equaled $5,047,000 and included (1) proceeds received from insurance carriers in rehabilitation of approximately $14,333,000, (2) costs incurred related to potential acquisitions of approximately $3,400,000 and (3) charges associated with curtailment of a significant portion of the Corporation’s U.S. Defined Benefit plan of roughly $1,300,000. Income (loss) from operations for the three and twelve months ended December 31, 2014 equaled $(2,757,000) and $80,000, respectively, and included a charge of $4,487,000 for the estimated increase in the cost of asbestos-related litigation net of estimated insurance recoveries.

Net income for the three months ended December 31, 2015 was $3,332,000 or $0.32 per common share and included an after-tax credit of $6,140,000 or $0.59 per common share for the net benefit of proceeds received from an insurance carrier in rehabilitation offset by acquisition-related costs. Net income for the twelve months ended December 31, 2015 was $1,373,000 or $0.13 per common share and included an after-tax credit of $5,088,000 or $0.49 per common share for the net benefit of proceeds received from insurance carriers in rehabilitation offset by acquisition-related costs and curtailment charges. By comparison, net loss for the three and twelve months ended December 31, 2014 was $(2,043,000) or $(0.20) per common share and $(1,187,000) or $(0.11) per common share, respectively, and included an after-tax charge of $2,916,000 or $0.28 per common share for the estimated increase in the cost of asbestos-related litigation net of estimated insurance recoveries.

Sales and operating results for the Forged and Cast Engineered Products segment for each of the periods were less than the comparable prior year periods. Sales fell primarily as a result of a lower volume of traditional roll shipments and were impacted by a lower weighted-average exchange rate used to translate sales of our UK operations from the British pound to the U.S. dollar. Operating results for the three and twelve months ended December 31, 2015 were less than the same periods of the prior year due to the lower volume of shipments, weaker margins and an under-recovery of fixed costs resulting from lower production levels. Cost-cutting measures, while significant, were only able to offset some of the effects of the depressed global market conditions this segment, and its customers, are experiencing.

Although sales for the Air and Liquid Processing group for the three and twelve months ended December 31, 2015 were less than the same periods of the prior year, operating income, excluding the asbestos-related activity discussed above, remained comparable benefitting from a better product mix and cost containment efforts. From a product-line perspective, net sales of heat exchange coils declined for each of the periods when compared to the same periods of the prior year due to a lower volume of shipments to the fossil-fueled utility and industrial markets. Net sales of air handling units improved for the quarter against the prior year quarter as a result of strong bookings over the summer but, for the year, remained slightly below prior year levels. Net sales of pumps decreased the last three months of the year due to timing of customer delivery requirements but, for the year, exceeded 2014.

John Stanik, Ampco-Pittsburgh’s Chief Executive Officer commented, “During the year, we have made substantial positive changes throughout our organization and I am pleased with the progress we have made to date. Unfortunately, the fruits of our labor have been masked by the depressed business conditions of the global markets we serve. We believe our financial performance will improve since many of the costs associated with our 2015 efforts are behind us and as the Akers acquisition is integrated and our strategic action plans take hold.”

Investor-related Information

The Corporation will conduct its quarterly conference call to review fourth quarter earnings on Thursday, March 3, at 10:30 a.m. Eastern Standard Time. To listen to the call, please visit our website at www.ampcopgh.com, and click on “Upcoming Webcasts” under the “Investors” section.

Dividend

The Board of Directors of the Corporation announced a declaration of a dividend of nine cents ($0.09) per share on the common stock of the Corporation which compares to $0.18 per share in the prior quarter. The dividend will be paid on April 30, 2016 to shareholders of record on April 15, 2016. The cash savings generated from the reduction in the dividend rate will allow the Corporation to strategically invest into its businesses and explore other opportunities which may present themselves. The Board of Directors will continue to review the dividend quarterly to determine if adjustments (up or down) are appropriate.

Retirement

Mr. Robert A. Paul announced his resignation from the Board of Directors of the Corporation, including the position of the Chairman of the Board, effective March 2, 2016. Mr. Paul will continue to serve as Chairman and Director Emeritus of the Corporation. Mr. Stanik remarked, “On behalf of the Board, the employees of Ampco and myself, I want to personally thank Mr. Paul for his many years of dedicated service and innumerable valuable contributions to the Corporation. I look forward to continuing to work closely with him in his new role.”

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a safe harbor for forward-looking statements made by or on our behalf. This news release may contain forward-looking statements that reflect our current views with respect to future events and financial performance. All statements in this document other than statements of historical fact are statements that are, or could be, deemed forward-looking statements within the meaning of the Act. In this document, statements regarding future financial position, sales, costs, earnings, cash flows, other measures of results of operations, capital expenditures or debt levels and plans, objectives, outlook, targets, guidance or goals are forward-looking statements. Words such as “may,” “intend,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “forecast” and other terms of similar meaning that indicate future events and trends are also generally intended to identify forward-looking statements. Forward-looking statements speak only as of the date on which such statements are made, are not guarantees of future performance or expectations, and involve risks and uncertainties. For Ampco-Pittsburgh, these risks and uncertainties include, but are not limited to, those described under Item 1A, Risk Factors, of Ampco-Pittsburgh’s Annual Report on Form 10-K. In addition, there may be events in the future that we are not able to predict accurately or control which may cause actual results to differ materially from expectations expressed or implied by forward-looking statements. Except as required by applicable law, we assume no obligation, and disclaim any obligation, to update forward-looking statements whether as a result of new information, events or otherwise.

AMPCO-PITTSBURGH CORPORATION

FINANCIAL SUMMARY (in 000s)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Sales	$55,326	$74,587	$238,480	$272,858

Cost of products sold (excl depreciation)	47,195	59,882	196,091	218,597
Selling and administrative	11,863	9,955	39,510	37,380
Depreciation and amortization	2,512	2,811	11,787	11,818
(Credit) charge for asbestos litigation (1)	(14,000)	4,487	(14,333)	4,487
Loss on disposal of assets	48	209	378	496

Total operating expense	47,618	77,344	233,433	272,778

Income (loss) from operations(1)	7,708	(2,757)	5,047	80
Other expense – net	(316)	(584)	(527)	(972)

Income (loss) before income taxes	7,392	(3,341)	4,520	(892)
Income tax (expense) benefit	(3,785)	1,539	(2,633)	766
Equity loss in Chinese joint venture	(275)	(241)	(514)	(1,061)

Net income (loss) (2)	$3,332	$(2,043)	$1,373	$(1,187)

Earnings (loss) per common share:
Basic (2)	$0.32	$(0.20)	$0.13	$(0.11)

Diluted (2)	$0.32	$(0.20)	$0.13	$(0.11)

Weighted-average number of common shares outstanding:
Basic	10,440	10,426	10,435	10,405

Diluted	10,440	10,426	10,447	10,405

(1)	For the three months ended December 31, 2015, includes proceeds received from an insurance carrier in rehabilitation of $14,000 offset by costs incurred related to potential acquisitions of approximately $3,000. For the year ended December 31, 2015, includes proceeds received from insurance carriers in rehabilitation of $14,333 offset by costs incurred related to potential acquisitions of approximately $3,400 and charges associated with curtailment of a significant portion of the Corporation’s U.S. Defined Benefit plan of roughly $1,300. The 2014 periods include a charge of $4,487 for the estimated increase in the cost of asbestos-related litigation net of estimated insurance recoveries.
(2)	For the three months ended December 31, 2015, includes an after-tax credit of $6,140 or $0.59 per share for the net benefit of proceeds received from an insurance carrier in rehabilitation offset by acquisition-related costs. For the year ended December 31, 2015, includes an after-tax credit of $5,088 or $0.49 per share for the net benefit of proceeds received from insurance carriers in rehabilitation offset by acquisition-related costs and curtailment charges. The 2014 periods include an after-tax charge of $2,916 or $0.28 per common share for the estimated increase in the cost of asbestos-related litigation net of estimated insurance recoveries.